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                                           June 12, 1998

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

      RE:  Registration of 300,000 shares of Common Stock of UFP
           Technologies, Inc. on SEC Form S-8 Registration Statement
           ----------------------------------------------------------

Gentlemen:

           Our opinion, as counsel for UFP Technologies, Inc. (the "Company"), has been solicited in connection with the registration under the Securities Act of 1933 of an aggregate of 300,000 shares of Common Stock, $.01 par value ("Common Stock"), 150,000 shares of which are to be issued by the Company pursuant to the Company's 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") and 150,000 shares of which are to be issued by the Company pursuant to the Company's 1998 Director Stock Option Incentive Plan (the "Option Plan") as more particularly set forth in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about June 12, 1998.

           We have examined the Certificate of Incorporation of the Company, as amended, the By-laws and minute books of the Company, the Stock Purchase Plan, the Option Plan, and the pertinent statutes of the State of Delaware.

           Based upon the foregoing, we are of the opinion that the shares of Common Stock being offered by the Company pursuant to said Registration Statement will be, when issued and paid for in accordance with the terms of the Stock Purchase Plan and the Option Plan, legally issued, fully paid and non-assessable.

           We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                      Very truly yours,


                                      LYNCH, BREWER, HOFFMAN & SANDS, LLP

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